Exhibit 10.73

Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 phone 630.305.2801 fax 630.305.1890 www.nalco.com

September 29, 2010

CONFIDENTIAL

Dear Kathryn:

We are pleased to confirm to you an offer of employment with Nalco Company and Nalco Holding Company (“Nalco Holding”, together with Nalco Company, the “Company”) according to the terms set forth in this letter:

Position Title:	You are being offered the position of Executive Vice President and Chief Financial Officer for both Nalco Company and Nalco Holding, and certain of their subsidiaries.

Commencement Date:	We expect you to commence your employment on a mutually agreed date (the “Commencement Date”) after the completion of the merger for your current employer, but no later than December 31, 2010.

Base Salary:	Your base salary will be $600,000 per annum, to be reviewed annually by the Compensation Committee of the Board of Directors of Nalco Holding (the “Compensation Committee”), in consultation with the Chief Executive Officer, and subject to periodic adjustment in accordance with the Company’s policy.

Annual Incentive Plan:

You will participate with other executive officers in the Management Incentive Plan of Nalco Company and any successor plan (collectively the “MIP”) administered by the Compensation Committee. The amounts awarded each year will be determined by the Compensation Committee typically, targeting a percentage of a participating employee’s base salary and dependent upon the level of achievement of various personal and/or Company performance objective(s) established by the Compensation Committee early in the fiscal year.

If the Commencement Date is in FY 2010, your target payout under the MIP will be 75% of your base salary pro-rated for the portion of the year during which you are employed, with a range of award to be earned of 0% to 200% of target based on performance. The performance goals for FY 2010 under the MIP are adjusted EBITDA, Free Cash Flow, and adjusted EPS.

For 2011, your target payout under the MIP will be 75% of your base salary, with a range of award to be earned of 0% to 200% of target based on performance. The Compensation Committee will determine the performance goals for FY 2011 under the MIP in the 4th quarter of 2010.

Annual Stock Awards:

You will participate with other executive officers in annual equity grants (“Stock Awards”) under the Nalco Holding Company Amended and Restated 2004 Stock Incentive Plan and any successor plan (collectively the “Stock Plan”). The amounts, terms, timing, and mix of the Stock Awards will be determined annually by the Compensation Committee. These awards will be subject to the terms and conditions of the Stock Plan.

For FY 2011, you will receive Stock Awards with an aggregate fair value on the date of grant of approximately 150% of your annual base salary. The valuation will be based on application of the stock-based compensation pricing model as then adopted by the Company. The performance goals for FY 2011 under the LTIP will be determined in the 4th quarter of 2010. The Compensation Committee will approve proposed grants for the annual Stock Awards typically in mid-February.

Contemporaneously with this Letter, we will enter into a Change of Control Agreement with you relating to the Stock Awards in the form attached hereto. Your Stock Awards will be evidenced by separate Award Agreements under the Stock Plan, which Award Agreements shall not be inconsistent with the foregoing terms and conditions.

Sign-On Awards:

You will receive the following equity grant:

Stock Options: You will be granted and receive stock options (the “Sign-On Stock Options”) having a fair value of approximately $750,000. Such options will have a 10-year term from the date of this grant and will vest 50% on the third year anniversary and 50% fifth year anniversary of the Commencement Date.

Restricted Shares: You will be granted and receive restricted shares (the “Sign-On Restricted Shares”) having a fair value of approximately $1,750,000. Such shares will vest 50% on the third year anniversary 50% on the fifth year anniversary of the Commencement Date.

Per Company policy, the strike price for the Sign-On Stock Options and the number of Sign-On Restricted Shares will be determined at the closing stock price on the fifth business day of the month following the Commencement Date. Your Sign-On Stock Options and your Sign-On Restricted Shares are collectively referred to herein as your “Sign-On Awards”.

In the event of a Change in Control (as defined below) any unvested Sign-On Restricted Shares and Sign-On Stock Options will immediately accelerate and become vested. In the event of your death or long-term disability (as defined under the Company’s long-term disability plans) prior to a Change in Control, a prorated portion of the Sign-On Restricted Shares and Sign-On Stock Options shall vest reflecting the period of service. If, prior to a Change in Control, your employment is terminated by the Company for reasons other than for Cause (as defined below) or if you terminate your employment with the Company for Good Reason (as defined below), your unvested Sign-On Awards will immediately accelerate and become vested upon your termination date.

Except as provided in the preceding paragraph, you must be employed on the date of the vesting for the
Sign-On Restricted Shares and Sign-On Stock Options to vest.

The following definitions shall apply for purposes of your Sign-On Awards and for such other purposes stated herein:

“Change in Control” shall mean:

(a) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of Nalco Holding’s consolidated assets (in a single transaction or in a series of related transactions);

(b) a merger or consolidation involving Nalco Holding or Nalco Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving Nalco
Holding, the shareholders of the Nalco Holding immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3) promulgated under the Securities
Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving Nalco Holding or a subsidiary of Nalco Holding, the shareholders of Nalco Holding immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger and less than sixty percent (60%) of the combined voting power of the parent of the surviving entity in such merger;

(c) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by Nalco Holding or an affiliate of Nalco Holding and other than in a merger or consolidation of the type referred to in clause “(b)” above , of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of Nalco Holding representing more than thirty percent (30%) of the combined voting power of Nalco Holding (in a single transaction or series of related transactions);

(d) in the event that the individuals who, as of the Commencement Date, are members of Nalco
Holding’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of Nalco Holding’s Board of Directors. (If the election, or nomination for election by the
Nalco Holding’s shareholders, of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member

of the Incumbent Board.); or

(e) any other transaction or series of transactions that would have substantially the same effect as the change of control events described in (a) through (d) above.

“Cause” shall mean any of the following:

(a) your engaging in gross or willful misconduct (which includes insubordination) in the performance your duties or intentional failure to comply with a specific, written directive of the Chief
Executive Officer, a supervisor or Nalco Holding’s Board of Directors, as reasonably determined by the
Nalco Holding’s Board of Directors;

(b) your commission of a felony, perpetration of a fraud against the Company, or perpetration of a dishonest act, in the reasonable judgment of the Nalco Holding’s Board of Directors;

(c) your material breach of your employment agreement as reasonably determined by Nalco
Holding’s Board of Directors , which is not cured with five (5) days of written notice to you;

(d) your material violation of the Company’s policies and procedures, including, without limitation, the Nalco Holding Company Code of Ethical Business Conduct or Officers Ethics Code (copies of which shall be provided to you); or

(e) your failure to cooperate in any audit or investigation of the Company’s financial statements or reports and filings with the Securities and Exchange Commission, or the business practices of the
Company or its direct or indirect subsidiaries.

“Good Reason” shall mean the following change in circumstances relating to your employment: (a)
move of principal place of employment to a location 50 miles or more from the previous principal place of employment, (b) a reduction in either Base Salary or aggregate total compensation by more than 10%, (c) a material diminution in your authority, duties or responsibilities, or (d) a material breach by the Company of this offer letter or any of the related agreements hereto, including your Severance Agreement (each being a “Good Reason Event”). For purposes of claiming Good Reason, you must notify the Company within ninety (90) days of a claimed Good Reason Event that you intend to terminate your employment, and the Company shall have thirty (30) days from the time of such notice to cure the claimed Good Reason
Event. You will be required to terminate employment within sixty (60) days following expiration of the cure period in order for your termination of employment to be on account of a Good Reason Event.

Your Sign-On Awards will be evidenced by separate Award Agreements under the Stock Plan, which
Award Agreements shall not be inconsistent with the foregoing terms and conditions.

Equity Ownership	The Company maintains equity ownership requirements for its executive

Policy:	officers. You are expected to own Nalco Holding stock worth three times (3x) your annual base salary.
You will have five (5) years in which to meet this equity ownership requirement. The Company will provide you with additional details on the policy and how it is applied.

Severance Agreement and Representations:

Contemporaneously with this Letter we will enter into a Severance Agreement with you in the form attached hereto.

You represent and warrant that: (i) there are no contractual or legal impediments that restrict your acceptance of employment with the Company or would in any way restrict your performance of your job and (ii) you will not bring or use any confidential or proprietary information or property of any prior employer.

Transition Assistance:	You will be covered by reimbursement of up to $10,000 of legal fees related to the initiation of your employment with the Company and negotiation of this offer letter and related agreements.

Benefits and Perquisites:

You will be eligible for the Company’s standard retirement programs and other health and welfare benefit programs under the same terms and conditions as other executive officers.

Additionally, you will be eligible to participate in the Executive Death Benefit program, the form of the
Agreement is attached as Attachment A.

You will be eligible for 5 weeks of vacation time annually, in addition to all paid Company holidays.

You will be eligible to participate under at least the same terms and conditions as other executive officers in any new or modified benefits plans, severance plans, stock plans, and other benefits, plans and perquisites. In the event of a Change in Control and to the extent not already provided under this offer letter, you will be able to receive severance, accelerated stock option vesting, and any other benefits under at least the same terms as are offered to other executive officers in similar positions. As you are aware, any
Change in Control payments or benefits that are in addition to what is set forth herein will require approval by the Nalco Holding’s Board of Directors. The terms of this offer letter cannot be modified without your and the Company’s written approval.

In the event that any term or provision of this offer letter is inconsistent with or contrary to the term of any other agreement, then unless the other agreement expressly provides that its terms are intended to modify this offer letter, the terms of this offer letter will govern. The Company’s standard employment terms and conditions are set forth in its standard Employment Agreement, included as Attachment B, and such terms and conditions will not eliminate or reduce in any way your severance, compensation. or any other benefit or term as outlined in this offer letter.

This offer letter, including the various separate agreements referred to herein, embodies the full contents of your employment offer. This offer is conditioned upon execution of the standard Employment Agreement, a satisfactory background check and passing the pre-employment substance abuse screening test. We would like and expect a response to this offer letter by                 , at which time this offer expires.

Kathryn, we are very excited about the prospect of your joining Nalco. We look forward to welcoming you to the Company.

Sincerely yours,

NALCO COMPANY

J. Erik Fyrwald
Chairman, President and Chief Executive Officer

Accepted:

Kathryn A. Mikells	Date:

ATTACHMENT A

DEATH BENEFIT AGREEMENT FORM

Kathryn A. Mikells

THIS AGREEMENT, effective              between Nalco Company (hereinafter “Nalco”), a corporation organized and existing under the laws of Delaware, and Kathryn Mikells (hereinafter “Executive”).

WHEREAS, the Executive is employed by Nalco as a corporate officer; and

WHEREAS, in consideration of Executive’s future services to Nalco, Nalco will agree to pay to the Executive or the Executive’s designees certain benefits in accordance with the provisions and conditions hereinafter set forth; and

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties covenant and agree as follows:

ARTICLE I

DEATH BENEFIT

If the termination of the Executive’s employment is on account of the Executive’s death during employment with Nalco while eligible under this Agreement, Nalco will pay a benefit under this Agreement, in an amount equal to Two Hundred Percent (200%) of the Executive’s base annual salary as of the date of the Executive’s last day of work, to such beneficiary or beneficiaries as the Executive may have designated by filing with Nalco a notice in writing in a form attached hereto as Exhibit A.

If the Executive dies at any time after the Executive has a qualified retirement (meaning the Executive has retired from her employment and she qualifies for retiree health and welfare benefits i.e. - has ten or more years of service with Nalco after age 45) with this Agreement having been in effect at the time of such qualification, Nalco will pay a benefit under this Agreement in an amount equal to one hundred and fifty percent (150%) of the Executive’s base annual salary as of the date of the Executive’s last day of work, to such beneficiary or beneficiaries as the Executive may have designated by filing with Nalco a notice in writing in a form attached hereto as Exhibit A.

This benefit shall not be payable if the Executive was terminated from his Nalco employment for cause or if he has violated any Nalco agreements (as determined by Nalco in its reasonable discretion).

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In the absence of any such designation of beneficiaries, such benefit which is payable will be paid to the Executive’s estate. Such benefit which is payable will be paid by Nalco in a lump sum within thirty (30) days following the date of Executive’s death, or within thirty (30) days following the settlement date with the insurance company if a policy is taken out by Nalco, whichever is later. If the termination of the Executive’s employment is on account of any occurrence or circumstances other than the Executive’s death or retirement after qualifying for retiree health and welfare benefits, no benefit will be payable under this Agreement.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1 Satisfaction of Claim

The Executive agrees that the Executive’s rights and interests under this Agreement, and rights and interests under this Agreement of any persons taking under or through the Executive, will be completely satisfied upon compliance by Nalco with the provisions of this Agreement.

2.2 Amendments/Entire Agreement

This Agreement may be altered, amended or revoked only by a written instrument signed by Nalco and the Executive. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.

2.3 Governing Law

This Agreement will be governed by the laws of the State of Illinois.

2.4 Non-Assignable Rights

It is agreed that neither the Executive nor the Executive’s spouse, nor other beneficiary, will have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder without having the written consent of Nalco to do so. Such payments and the right thereto are expressly declared to be non-assignable and non-transferable.

2.5 No Contract of Employment Created

This Agreement will not be deemed to constitute a contract of employment between the parties hereto, nor will any provision hereof restrict the right of Nalco to discharge the Executive, or restrict the right of the Executive to terminate the Executive’s employment.

2.6 Non-Secured Promise

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2.6.1 The rights of the Executive under this Agreement and of any beneficiary of the Executive will be solely those of an unsecured creditor of the Corporation. Any insurance policy or any other asset acquired or held by Nalco in connection with the liabilities assumed by it hereunder, will not be deemed to be held under any trust for the benefit of the Executive or the Executive’s beneficiaries or to be security for the performance of the obligations of Nalco, but will be, and remain, a general, unpledged, unrestricted asset of Nalco.

2.6.2 The benefits under this Agreement will be paid by Nalco from its general assets. To cover all or part of its potential liabilities under the plan, Nalco may, but need not, purchase life insurance policies on the life of the Executive, but the Executive will not have any preferred claim against the policies or any beneficial ownership in the policies under this Agreement. Nalco makes no representation that it will use any life insurance policies acquired by it and insuring the life of the Executive only to provide benefits under this Agreement or that any such policies will, in any way, represent security for the payment of the benefits provided for in this Agreement. An Executive’s right to a benefit under this Agreement will not, except as may be provided for in paragraph 2.7, be limited or governed in any way by the amount of insurance proceeds received by Nalco. Executive shall take any actions reasonably requested by Nalco in implementing this benefit, including, without limitation, a physical examination or other procedures necessary to secure an insurance policy.

2.7 Limitations on Benefits

2.7.1 If Nalco does deem it appropriate to insure all or any part of its obligation, in accordance with Section 2.6.2 Nalco will so notify the Executive. The Executive agrees to take whatever actions may be necessary to enable Nalco to timely apply for and acquire such insurance and to fulfill the requirements of the insurance company relative to the insurance thereof.

2.7.2 If the Executive is required by this Agreement to submit information to the insurance company and if the Executive has made a material misrepresentation in an application for any insurance that is used to insure its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefit provided under that insurance, the Executive’s right to a benefit under this Agreement will be reduced by the amount of the benefit that is not paid by the insurance company because of such material misrepresentation.

2.7.3 No benefit will be payable under this Agreement if the Executive dies by suicide within two years after the effective date of this Agreement. No increase in the amount of any benefit provided in this Agreement as a result in an increase in salary after the date of this Agreement will be payable under this Agreement if the Executive dies by suicide within two years after the effective date of such increase.

2.8 Administrator

Nalco’s Employee Benefit Plan Administration Committee (EBPAC) will be the Administrator under this Agreement. EBPAC may authorize or designate a person or group of persons to fulfill

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the responsibilities of EBPAC as Administrator. The Administrator (or designee(s)) may employ others to render advice with regard to its responsibilities under this Agreement.

2.9 Claims Procedure

2.9.1 Filing Claims. Any insured, beneficiary or other individual (hereinafter “Claimant”) entitled to benefits under the Agreement will file a claim request with the Administrator. The Administrator will, upon written request of a Claimant, make available copies of any claim forms or instructions or advise the Claimant where such forms or instructions may be obtained. The Administrator shall notify Claimant in writing of its decision within thirty (30) days of its receipt of Claimant’s claim request. If the Administrator fails to notify Claimant of its decision with such thirty (30) day period, the claim shall be deemed denied upon the expiration of the thirty (30) day period.

2.9.2 Review Procedure. Within thirty (30) days after receipt of a denial of a claim (or within thirty (30) days after date of deemed denial) a Claimant may file a written request for review with the Administrator. The Administrator will then make available copies of any pertinent forms or instructions or advise Claimant where such forms or instructions may be obtained.

EBPAC (or its designee(s)) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings. EBPAC shall notify Claimant, in writing, of its decision on appeal within thirty (30) days following receipt of Claimant’s written request for review of the denied claim.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, Nalco by its duly authorized officer, on the day and year first written above.

Executive

Kathryn Mikells

Nalco Company

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EXHIBIT A

DESIGNATION OF BENEFICIARY

DEATH BENEFIT AGREEMENT

Nalco Company

Name

I hereby designate

of
Address

Who is my

Relationship

as the beneficiary(ies) under the Death Benefit Agreement between Nalco and me, to whom benefits that are payable shall be paid at the time of my death. (Unless otherwise stated if more than one beneficiary is designated, it is understood that distribution shall be made in equal shares to the designated beneficiaries but only to such of them as shall survive me.) I reserve the right to change my beneficiary(ies).

Witness:	Executive:

Witness should not be a beneficiary

Dated:

ATTACHMENT B

NALCO EMPLOYMENT AGREEMENT FORM

EMPLOYMENT AGREEMENT

NALCO COMPANY

THIS AGREEMENT made and entered into by and between

Kathryn A. Mikells
(“You” or “you”) and Nalco Company, a Delaware corporation with its principal office in Illinois, (“Nalco”).

Purpose

You are being employed by Nalco and will occupy a trusted position and be enabled to obtain confidential information about Nalco’s business, the business of Nalco’s parent, affiliates, subsidiaries, prospective customers, customers, consultants, licensors, licensees and other business associates (hereafter collectively “Third Parties”);

You may make or acquire interests in inventions during your employment, or by using Nalco information;

Nalco invests substantial sums on the training and development of its employees, and the development of technology, and the obligations and post employment restrictions imposed on you are necessary to protect Nalco’s goodwill and customer relationships.

Requirements

In consideration of your employment and payment of compensation and benefits by Nalco, and in view of your trusted position with Nalco, Nalco and you agree:

1.	Exclusive Loyalty to Nalco. While employed by Nalco, you shall devote all your time and attention and give your best efforts and skill exclusively to the interests of Nalco during reasonable business hours and shall perform such services for Nalco as may from time to time be assigned to you. You will not engage in other employment without Nalco’s prior written consent. You will be loyal to Nalco and will disclose to Nalco all corporate opportunities known to you. You will promptly disclose to Nalco any conflict of interest or employment matter which may be adverse to Nalco’s interest.

2.	Confidential Information. You shall not, by yourself or through another, person or through another entity, during or after your employment by Nalco, disclose to others, or use, except for Nalco’s benefit, any Confidential Information. Confidential Information means, but is not limited to, any inventions, trade secrets, discoveries, improvements, machines, devices, processes, products, formulae, designs, projects, mixtures and/or compounds, whether patentable or not, that may have been, are now, or may hereafter be made, used, devised, considered or investigated by or for Nalco or Third Parties. Confidential Information also includes, but is not limited to, customer and prospective customer lists, sales and service data, strategic planning, marketing information, research plans, training materials, service techniques, information which gives Nalco a competitive advantage, financial information, product formulations, computer software owned by Nalco or licensed by Nalco from Third Parties, computer access codes, computer data, computer hardware, and other information concerning the processes, products and activities of Nalco and Third Parties. You will at all times keep secret and hold inviolate Confidential Information. The obligations of this section shall not apply if and to the extent any Confidential Information is or becomes generally known and is available for use by the public except by an act or omission of you or another employee with a duty to keep it confidential. You shall not disclose any identity or correlation between matters publicly known and Nalco’s Confidential Information.

3.	Nalco’s Property To Be Used Exclusively For Nalco’s Benefit. Nalco Property includes, but is not limited to, identification cards, cars, computer hardware and software, keys, office equipment, books, laboratory notebooks, credit cards, customer lists, sales and service manuals and data and all other writings, source and object codes, telephone codes and security measures to protect Nalco’s e-mail and phone systems, training manuals, treatment and technology manuals, customer product needs and pricing information, and records and documents made by or coming into your possession while working for Nalco. All Nalco property shall be returned to Nalco upon termination of your employment or on request of Nalco at any other time. Except in the proper exercise of your employment duties, you, either during or after your employment, will not duplicate, remove from Nalco’s custody, or knowingly allow any other person to duplicate or remove from Nalco’s custody, any Nalco information, Confidential Information, Nalco property, or any information which has not been publicly disclosed, including, but not limited to, marketing plans, business strategies, product announcements, service manuals, and research and technology developments and customer information.

4.	Employment and Post-Employment Restrictions

During and for eighteen (18) months immediately following termination of your employment, you will not, by yourself or through another person or through another entity:

(i)	Solicit, offer to sell, or sell any products or provide any services that compete with or displace Nalco’s products or services to those customers which you called on, contacted, or performed services for during the last eighteen (18) months of your employment with Nalco or its affiliates; and

(ii)	If you had supervisory responsibility over sales or marketing employees, you will not, by yourself or through another person or through another entity, for eighteen (18) months after termination of your employment, solicit, offer to sell, or sell any products or provide any services which compete with or displace Nalco’s products or services to those customers who were provided Nalco products or services by the sales or marketing employees over whom you had supervisory responsibility at any time during your last eighteen (18) months at Nalco or its affiliates; and

(iii)	Employ, solicit, or endeavor to entice away from Nalco (whether for your own benefit or on behalf of another person or entity) any employees of Nalco to leave the employ of Nalco, or to work for any competitor of Nalco, nor will you otherwise attempt to interfere (to Nalco’s detriment) in the relationship between Nalco and any such employees.

If any part of this Agreement is deemed by a court or other tribunal to be unenforceable or unreasonable as to scope, activity, territory, duration, or in any other respect, then (i) such finding shall not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect, and (ii) such court or other tribunal may either (a) modify the scope, activity, territory, duration or other aspect of it to such extent as the court or tribunal shall deem necessary to render it reasonable and enforceable, or (b) enforce it partially, to effect a lesser restriction as the court or tribunal shall deem reasonable.

5.	Inventions. You will communicate and disclose in writing to your manager at Nalco or to such person as may be designated by Nalco both during your employment and thereafter, all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications (all collectively called “Inventions”) made, conceived, developed or acquired by you or under which you acquired the right to grant licenses or become licensed, whether alone or jointly with others, during your employment by Nalco. All your right, title and interest in, to and under such Inventions, including licenses and right to grant licenses shall be the sole property of Nalco and you hereby assign the same to Nalco. Any Invention disclosed by you to anyone within one (1) year after termination of your employment with Nalco, which relates to any matters pertaining to, applicable to, or useful in connection with, the business of Nalco shall be deemed to have been made or conceived or developed by you during your employment by Nalco, unless proved by you to have been made and conceived and developed after termination of your employment with Nalco.

6.	Assignment and Maintenance of Inventions. For all your Inventions, you will, upon request of Nalco, during your employment and thereafter:

(a)	execute and deliver all documents which Nalco shall deem necessary or appropriate to assign, transfer and convey to Nalco, all your right, title, interest in and to your Inventions, and enable Nalco to file and prosecute applications for Letters Patent of the United States and any foreign countries on Inventions as to which Nalco wishes to file patent applications, and

(b)	do all other things (including the giving of evidence in suits and other proceedings) which Nalco shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such inventions and to assert its rights in any inventions not patented.

7.	Inventions Developed on Your Time. Your obligation under Sections 5-6 does not apply to Inventions for which no equipment, supplies, facility or Confidential Information of Nalco was used, and which were developed entirely on your own time unless:

(a)	the inventions relate:

(i)	to the business of Nalco or,

(ii)	to Nalco’s actual or demonstrably anticipated research or development; or,

(b)	the inventions result from any work performed by you for

Nalco.

8.	Copyrights. You hereby assign to Nalco the copyright in all works prepared by you which are either:

(a)	within the scope of your employment; or,

(b)	based upon information acquired from Nalco not normally made available to the public; or,

(c)	commissioned by Nalco but not within your scope of employment.

You agree to submit all such works to your Nalco supervisor for approval prior to publication or oral dissemination. You also agree to do all things (including the giving of evidence in suits and other proceedings) which Nalco shall deem necessary or appropriate to obtain, maintain, and enable Nalco to protect its rights in and to such works.

9.	Audio and Video Release. You hereby release and allow Nalco to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of you made in the scope of your employment.

10.	Intellectual Property Actions and Payments. All expenses incident to any action required by Nalco to assign Inventions or copyrights to Nalco or so taken in its behalf pursuant to the terms of this Agreement shall be borne by Nalco, including a reasonable payment for your time and expenses involved.

11.	Survival of Obligations. The covenants, agreements and restrictions undertaken by or imposed on you in this Agreement, which are stated to exist or continue after termination of your employment with Nalco shall exist and continue irrespective of the method or circumstances of such termination.

12.	Award of Fees Against You. If Nalco files suit against you to enforce any provision of the Agreement and a court of competent jurisdiction finds or holds in favor of Nalco on any matter, you shall reimburse Nalco its court costs, litigation expenses and reasonable attorneys fees incurred in prosecuting and maintaining such suit.

13.	Notice of Post-Employment Restrictions. Employment with Nalco is contingent upon the signing of this Employment Agreement. You acknowledge you were informed you would be required to sign this Employment Agreement containing post termination restrictions, such as the nonsolicitation of customers restriction, before you were offered or accepted employment by Nalco.

14.	Employment-At-Will. This Agreement and its terms are applicable from the date your employment with Nalco began. This Agreement does not create or provide for any period of employment of you by Nalco. Your employment shall be at-will and can be terminated with or without cause, and with or without notice, at any time by you or Nalco.

15.	Benefit Plans. You agree that, (except for benefits in which you have become vested under the terms of a benefit plan or as required by law) Nalco, in its sole discretion, may modify or eliminate any or all employment benefits or benefit plans which now or hereafter may exist.

16.	Affiliates. References to affiliates mean corporations, domestic or foreign, more than twenty-five per cent (25%) of whose voting stock is owned directly or indirectly by Nalco.

17.	Assignment by Nalco. This Agreement shall inure to the benefit of the successors and assigns of Nalco. Insofar as the same may be applied thereto the terms and provisions hereof shall apply to and bind your heirs, legal representatives and assigns. This Agreement may be assigned by Nalco without your consent or knowledge. If you are employed by Nalco affiliate, subsidiary, joint venture, or partnership entity (collectively hereafter “Successor”), Nalco may assign this Agreement to the Successor and this Agreement shall be binding on you and Successor as if they had entered into a separate Employment Agreement when you were hired by such Successor. The Successor shall succeed to all rights in this Agreement, including this right of assignment. You cannot assign your rights in this Employment Agreement.

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I have read, and hereby state that I understand, and do voluntarily sign this Agreement.

Name: Kathryn A. Mikells

Signature

Place of Signature (City and State)

Date of Signature

NALCO COMPANY

By:	J. Erik Fyrwald

Signature

Chairman, President and Chief Executive Officer
Title

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